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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") and related Offer Letter dated December 24, 1998 (Offer) is entered into by and between VIXEL CORPORATION ("Company"), a Delaware Corporation, and STAN REESE ("Employee") (collectively, "Parties"), effective as of the last date either party executes this Agreement).

                                   WITNESSETH

        WHEREAS, the Company desires to employ and to assure itself of the continued services of Employee; and

        WHEREAS, Employee desires to be employed by the Company under the terms and conditions herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

        1. EMPLOYMENT BY THE COMPANY. The Company hereby employs Employee to render exclusive and full-time services to the Company as VICE PRESIDENT - ENGINEERING. The Employee will report directly to PRESIDENT & CEO for the Company, working from the Irvine offices, but travelling to Bothell as needed to properly fulfill the position. It is the Company's intent to locate the Employee in Irvine in order to afford the Irvine employees greater access to senior executive members of the Company, and as such, the Company does not intend to relocate Employee to Bothell. Employee shall have the responsibilities, duties and authorities that are customarily associated with such position. The Company may modify Employee's duties and objectives at its discretion from time to time, keeping such duties in line with other senior executive team members.

        2. COMPENSATION. The Company agrees to pay Employee compensation (including base salary, and bonuses, if any) as agreed upon in the offer letter between Employee and Company. The Company may change this compensation scheme and amount from time to time, but will not decrease the base salary until after 3/31/00 unless agreed upon by both parties.


                2.1 SALARY. Paychecks will be distributed pursuant to ordinary business practice, and Shall be subject to ordinary payroll deductions and tax withholdings.

                2.2 SAVINGS PLAN. The Company may make quarterly payments ("Savings Deposits") into the Company's savings plan (the "Plan"). This amount may be adjusted from time to time at the sole election of the Company. Employee is eligible to enroll in the Plan six (6) months after Hire Date; enrollment is at the beginning of each quarter. A copy of the Plan is available in the Employee Handbook.

                2.3 BENEFITS. The Company also agrees to provide Employee with benefits consistent with Company policy and practice for its employees, including participation in the Company's group health, life, and disability insurance plans for Employee and Employee's dependents. Details about these benefits are provided in the Company's Employee Handbook and summary plan descriptions.

                2.4 ADDITIONAL COMPENSATION. The Board may, but has no obligation to, also award Employee discretionary compensation, bonuses and benefits ("Additional Compensation"). The amount of the Additional Compensation, if any, and the criteria for determining the amount of the Additional Compensation, if any, shall be at the sole discretion of the Board. The Company and Employee have agreed on a bonus plan as outlined in the Offer for the first year of employment.


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                2.5     STOCK OPTIONS. Subject to the Board's approval, Employee
will receive options to purchase shares of the Company's Common Stock as detailed in the offer letter pursuant to the terms and conditions (e.g., vesting, exercise and termination) set forth in the Company's Incentive Stock Option ("ISO") Plan, a copy of which is available in the Employee Handbook.

        3. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT OBLIGATIONS. Employee agrees to execute, and to be bound by, a Proprietary Information and Inventions Agreement ("Proprietary Information Agreement") in the form attached hereto as Exhibit A, the terms of which are incorporated herein by reference.

        4. EMPLOYEE HANDBOOK. By signing this Agreement, Employee acknowledges that he has received, read and agrees to be bound by, the Company's Employee Handbook. Employee agrees to abide by all Company policies and procedures.

        5. ADDITIONAL ACTIVITIES. Employee agrees that during the period of his employment by the Company, he will not, without the Company's express written consent, engage in any employment or business activity other than for the Company that would adversely affect Employee's ability to perform Employee's obligations hereunder.

        6. TERMINATION OF EMPLOYMENT. Employee and the Company each acknowledge that either Party has the right to terminate Employee's employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. Notwithstanding the foregoing, if at any time from the starting date of employment until March 31, 2000, the Company terminates employment of Employee for any reason other than cause as defined below, Employee will be entitled to receive as severance compensation an amount equal to one year's salary ($150,000, payable in equal monthly installments), plus any accrued bonus earned as of the time of termination. Such severance payments will be reduced to the extent of compensation received by the Employee from full-time employment during the twelve-month period following termination of employment. Standard payroll deductions and withholdings also shall reduce such severance payments.

        For purposes of this agreement, "cause" shall mean: (i) Employee has committed any material act of embezzlement or fraud; (ii) Employee engages in unfair competition with the Company or willfully breaches his obligations under this Agreement; or (iii) Employee causes material damage to Company through intentional misconduct or gross neglect of the duties customary to his office. No activities covered by items (ii) and (iii) will be deemed to be "cause" unless the Company has notified Employee of the prohibited activity in written detail and Employee has failed to cease such activity within fifteen (15) days. In the event Employee's employment is terminated at any time with cause, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation, but shall be entitled to accrued compensation.

        7. NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or private overnight mail (delivery confirmed by such service), to the following addresses, or to such other address as either Party shall designate by notice in writing to the other in accordance herein: if to the Company: Vixel Corporation, 11911 North Creek Parkway, Bothell, WA 98011 Attention: CEO; if to Employee: at such address provided to the Company by him.

        8. ARBITRATION. To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of or in any way connected with Employee's employment with the Company or the termination of that employment, with the sole exception of disputes which arise under Employee's Proprietary Information Agreement, (collectively, the "Arbitrable Claims"), the Company and Employee each agree that any and all such disputes, whether of law or fact of any nature whatsoever, shall be resolved by final and binding arbitration under the procedures set forth in Exhibit B to this Agreement and the then existing American Arbitration Association ("AAA") arbitration procedures (except insofar as they are inconsistent with the procedures set forth in Exhibit B). The Arbitrable Claims shall include, but not be


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limited to: any and all such claims related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the Washington Law Against Discrimination; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Employee and the Company acknowledge and agree that any and all rights they may otherwise have to resolve such Arbitrable Claims by jury trial, by a court, or in any forum other than the AAA, are hereby expressly waived.

        9.      GENERAL.

                9.1 ENTIRE AGREEMENT. This Agreement and Offer Letter sets forth the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with respect to the subject matter hereof. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except in a written instrument signed by Employee and a duly authorized officer or director of the Company.

                9.2 SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the remaining terms and provisions shall be unimpaired, Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

                9.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each Party, and inure to the benefit of each Party, its heirs, successors and assigns. However, because of the unique and personal nature of Employee's duties under this Agreement, Employee may not delegate the performance of his duties under this Agreement.

                9.4 APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.

                9.5 HEADINGS. The section headings contained herein are for reference purposes only and shall not In any way affect the meaning or interpretation of this Agreement.

                9.6 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.


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        IN WITNESS WHEREOF. The Parties have duly authorized and caused this
Agreement to be executed as follows.

                                        VIXEL CORPORATION,
                                        A DELAWARE CORPORATION


BY:   /s/ STANLEY H. REESE              By. Gregory R. Olbright
      -----------------------------         ------------------------------------
NAME  Stanley H. Reese                  TITLE: CEO and President
      -----------------------------            ---------------------------------
DATE: 29 Dec 1998                       DATE:  12/31/98
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